Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION
OF
ALLEGHANY FINANCIAL CORPORATION
(originally incorporated on November 16, 1984)
     FIRST: The name of the Corporation is Alleghany Corporation.
     SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
     THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 30,000,000 of which 8,000,000 shares shall be Preferred Stock of the par value of $1.00 per share and 22,000,000 shares shall be Common Stock of the par value of $1.00 per share.
     A. Preferred Stock. The Board of Directors is expressly authorized to provide for the issue of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited (which voting powers, if any, shall be subject to the provisions of Article NINTH of this Restated Certificate of Incorporation (the “Certificate of Incorporation”)), or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereon, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the General Corporation Law of the State of Delaware. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the holders of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”) (after giving effect to the provisions of Article NINTH of this Certificate of Incorporation), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.
     B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and, except as set forth in Article NINTH of this Certificate of Incorporation, each share of Common Stock shall have one vote.

     FIFTH: A. Number election and terms of directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by the vote of in excess of three-quarters (75%) of the Whole Board (as defined in Article EIGHTH). The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided, with respect to the time for which they severally hold office, into three classes, with the term of office of the first class to expire at the 1987 annual meeting of stockholders, the term of office of the second class to expire at the 1988 annual meeting of stockholders and the term of office of the third class to expire at the 1989 annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, commencing with the 1987 annual meeting, (i) directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified, and (ii) if authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy was created.
     B. Stockholder nomination of director candidates and introduction of business. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws of the Corporation.
     C. Newly created directorships and vacancies. Subject to the rights of the holders of any series of Preferred Stock, and unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which such director has been elected expires and until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.
     D. Removal. Subject to the rights of the holders of any series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 75 percent of the voting power of all of the then outstanding shares of the Voting Stock (after giving effect to the provisions of Article NINTH of this Certificate of Incorporation), voting together as a single class.
     SIXTH: In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend and repeal the By-

Laws of the Corporation, except for Article II, Section 8 of the By-Laws of the Corporation, pursuant to a resolution adopted by the vote of a majority of the Whole Board.
     SEVENTH: Subject to the rights of the holders of any series of Preferred Stock, (A) any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders and (B) special meetings of stockholders of the Corporation may be called only in the manner provided in the By-Laws of the Corporation.
     EIGHTH: A. Anything in this Certificate of Incorporation to the contrary notwithstanding, in addition to any vote that may be required by statute or otherwise, the affirmative vote of the holders of at least 75 percent of the voting power of the outstanding shares of Voting Stock (after giving effect to the provisions of Article NINTH of this Certificate of Incorporation), voting as a single class, shall be required in order to authorize:
     (1) the merger or consolidation of the Corporation with or into any other corporation; provided, however, that this subsection (A)(1) shall not apply to any merger in which the Corporation is the survivor or successor if the merger does not reclassify or change the nature or ownership, including number of such shares, of the Voting Stock of the Corporation outstanding immediately prior to such merger or effect any one or more of the actions otherwise provided for in this section (A);
     (2) the dissolution of the Corporation;
     (3) any sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation;
     (4) the amendment, alteration, change or repeal of any provision of this Certificate of Incorporation; provided, however, that Section D of Article NINTH may be amended, altered, changed or repealed to the extent and upon the vote provided for therein;
     (5) the amendment, alteration, change or repeal of any provision of the By-Laws of the Corporation by the stockholders of the Corporation;
     (6) any purchase, sale, lease, exchange or other acquisition or disposition (other than by way of dividends or other pro rata distributions to stockholders or pursuant to a tender offer or exchange offer made to all stockholders on the same terms) of assets having a “value,” as hereinafter defined, of $12 million or more by (i) the Corporation or any Subsidiary, as hereinafter defined, of, or other entity controlled by, the Corporation, to or from (ii) any “10% Stockholder,” as hereinafter defined, or any “Affiliate,” as hereinafter defined, of a 10% Stockholder, whether in one transaction or a series of related transactions with such 10% Stockholder or one or more of such 10% Stockholder’s Affiliates; or
     (7) any issuance of Voting Stock of the Corporation (whether authorized but unissued or Treasury stock), or any security convertible into such Voting Stock, to any 10% Stockholder or Affiliate of a 10% Stockholder; provided, however, that this subsection (A)(7) shall not apply to any issuance of Voting Stock of the Corporation pursuant to (i) an offering to common stockholders of the Corporation pro rata according to their respective holdings of Voting Stock, or (ii) shares issued pursuant to the Corporation’s Long Term Incentive Plan assumed by the Corporation in connection with the liquidation of Alleghany Corporation, or any bona fide employee compensation or benefit plan which is adopted by the Corporation in the ordinary course and is approved by the vote of holders of a majority of the outstanding shares of Voting Stock of the Corporation, or (iii) shares issued pursuant to the Directors’ Stock Option Plan of the Corporation, or any bona fide director compensation or benefit plan which is adopted by the Corporation in the ordinary course and is approved by the vote of the holders of a majority of the outstanding shares of Voting Stock of the Corporation;
provided, however, that subsections (A)(6) and (A)(7) shall not apply to any transaction with a 10% Stockholder or its Affiliates which is approved by a majority of a quorum of the Whole Board of Directors, such majority consisting of Continuing Directors, as hereinafter defined.
     B. For the purposes of subsection (A) of this Article EIGHTH, the following terms shall have the following meanings:
     (1) A “person” means any individual, limited partnership, general partnership, corporation or other firm or entity.
     (2) “10% Stockholder” shall mean any person who or which is the beneficial owner (as hereinafter defined), directly or indirectly, of more than 10% of the outstanding Voting Stock of the Corporation; provided, however, that the term “10% Stockholder” shall not include the Corporation, or any subsidiary of, or other entity controlled by, the Corporation. For the purpose hereof, any corporation, person or other entity shall be deemed to own or control any shares of capital stock of the Corporation which are owned or controlled by its “Affiliates.”
     (3) An “Affiliate” of another person shall mean any person (i) which would be an “affiliate” as that term is defined in Rule 12b-2 of the General Rules and Regulations under the Securities and Exchange Act of 1934, as in effect on November 1,1986 or (ii) with which such other person has any agreement, arrangement or understanding with respect to the acquisition or disposition of stock or assets of the Corporation or the holding or voting of stock of the Corporation; provided, however, that the term “Affiliate” shall not include the Corporation or any subsidiary of, or other entity controlled by, the Corporation.
     (4) A person shall be a “beneficial owner” of, and shall “Beneficially Own,” any Voting Stock:
     (i) which such person or any of its Affiliates beneficially owns, directly or indirectly within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on November 1, 1986; or

     (ii) which such person or any of its Affiliates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding (but neither such person nor any such Affiliate shall be deemed to be the beneficial owner of any shares of Voting Stock solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, and with respect to which shares neither such person nor any such Affiliate is otherwise deemed the beneficial owner); or
     (iii) which are beneficially owned, directly or indirectly, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on November 1, 1986, by any other person with which such person or any of its Affiliates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (other than solely by reason of a revocable proxy as described in subparagraph (ii) of this subparagraph (4)) or disposing of any shares of Voting Stock.
provided, however, that in the case of any employee stock ownership or similar plan of the Corporation or of any Subsidiary in which the beneficiaries thereof possess the right to vote any shares of Voting Stock held by such plan, no such plan nor any trustee with respect thereto (nor any Affiliate of such trustee), solely by reason of such capacity of such trustee, shall be deemed, for any purposes hereof, to beneficially own any shares of Voting Stock held under any such plan.
     (5) “Value’ shall mean the aggregate cash and non-cash consideration given or to be given by the Corporation, and/or any Subsidiary or other entity controlled by the Corporation, in connection with the transaction, determining the value of non-cash consideration as follows: (i) readily marketable securities at their average daily closing market price during the six months prior to the date the determination is to be made, (ii) non-marketable equity securities, and marketable equity securities for which there is not an established market, at the higher of their book value, redemption price, or liquidation preference, (iii) bonds or other evidences of indebtedness at the full principal amount thereof plus an amount equal to the aggregate of all interest payments to be made thereunder in excess of the prime rate of Citibank, N.A. as then in effect, (iv) guarantees or assumptions of the obligations or liabilities of any person at the aggregate amount of all payments that may be made pursuant thereto, (v) lease or rental obligations at the aggregate amount of all payments to be made thereunder, and (vi) all other non-cash assets at the higher of (x) their carrying value on the balance sheet of the Corporation or (y) if appraised by the Corporation within one (1) year prior to the date the determination is to be made, their appraised fair market value.
     (6) For the purposes of determining whether a person is a 10% Stockholder pursuant to paragraph (2) of this Section B, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (4)(ii) of this Section B but shall not include any other unissued shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise.
     (7) “Subsidiary” means any corporation which is controlled, directly or indirectly, through one or more intermediaries, by the Corporation.
     (8) “Continuing Director” means any member of the Board of Directors of the Corporation who is not an Affiliate of the 10% Stockholder and was a member of the Board or the Board of Alleghany Corporation prior to, and has served continuously since, the time that the 10% Stockholder first became a 10% Stockholder, or, if earlier, the time that such 10% Stockholder first became the beneficial owner of more than 10% of the outstanding Voting Stock of Alleghany Corporation.
     (9) “Whole Board’’ means the total number of directors which this Corporation would have if there were no vacancies.
     C. The Board of Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article EIGHTH.
NINTH: A. (1) So long as any person (as defined in Article EIGHTH of this Certificate of Incorporation) is the beneficial owner (as defined in Article EIGHTH of this Certificate of Incorporation) of more than 15% of the voting power of the then outstanding shares of Voting Stock (determined without giving effect to the provisions of this Article NINTH), the record holders of any shares Beneficially Owned by such person (hereinafter a “Substantial Stockholder”) shall have limited voting rights on any matter requiring their vote or consent. With respect to each vote in excess of 15% of the voting power of the then outstanding shares of Voting Stock which such record holders would be entitled to cast without giving effect to this Article NINTH, such record holders in the aggregate shall be entitled to cast only one tenth (1/10) of a vote and the aggregate voting power of such record holders, so limited, for all shares of Voting Stock Beneficially Owned by the Substantial Stockholder shall be allocated proportionately among such record holders. For each such record holder, this allocation shall be accomplished by multiplying the aggregate voting power, as so limited, of the outstanding shares of Voting Stock Beneficially Owned by the Substantial Stockholder by a fraction whose numerator is the number of votes represented by the shares of Voting Stock owned of record by such record holder (and which are Beneficially Owned by the Substantial Stockholder) and whose denominator is the total number of votes represented by the shares of Voting Stock Beneficially Owned by the Substantial Stockholder. A person who is a record holder of shares of Voting Stock that are Beneficially Owned simultaneously by more than one person shall have, with respect to such shares, the right to cast the least number of votes that such person would be entitled to cast under this Article NINTH by virtue of such shares being so Beneficially Owned by any of such persons.

     (2) In no event shall the record holder(s) of all shares of Voting Stock Beneficially Owned by any Substantial Stockholder collectively be entitled or permitted to cast, by virtue of their record ownership of shares of Voting Stock Beneficially Owned by such Substantial Stockholder, in excess of twenty percent of the total number of votes which the holders of all then outstanding shares of Voting Stock would (after giving effect to the provisions of paragraph (1) of this Section A) be entitled to cast. If the provisions of the preceding sentence shall have the effect of reducing the total number of votes which the record holder(s) of shares of Voting Stock Beneficially Owned by such Substantial Stockholder shall be entitled to cast, such reduction shall be effected, and the number of votes which such record holder(s) shall be entitled to cast by reason of this paragraph (2) of this Section A shall be determined, in accordance with the provisions of paragraph (1) of this Section A.
     B. A majority of the Whole Board shall have the power to construe and apply the provisions of this Article NINTH and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to (i) the number of shares of Voting Stock Beneficially Owned by any person, (ii) whether a person is an Affiliate of another, (iii) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in the definition contained in Article EIGHTH of the terms “beneficial owner” and “Beneficially Owned,” (iv) the application of any other definition or operative provision of Article EIGHTH or this Article NINTH to the given facts, or (v) any other matter relating to the applicability or effect of this Article NINTH. In furtherance thereof, the Board may request that any person who after reasonable inquiry is believed to be a Substantial Stockholder (or holds of record shares of Voting Stock Beneficially Owned by any Substantial Stockholder) supply the Corporation with complete information as to (i) the record holder(s) of all shares Beneficially Owned by such person who is so believed to be a Substantial Stockholder, (ii) the number of, and class or series of, shares Beneficially Owned by such person who is so believed to be a Substantial Stockholder and held of record by each such record holder and the number(s) of the stock certificate(s) evidencing such shares, and (iii) any other factual matter relating to the applicability or effect of this Article NINTH, as may reasonably be requested of such person. Any construction, application or determination made by the Board of Directors pursuant to this Article NINTH in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its stockholders, including any Substantial Stockholder.
     C. In the event any Section (or portion thereof) of this Article NINTH shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Article NINTH shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of this Corporation and its stockholders that each such remaining provision (or portion thereof) of this Article NINTH remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, including Substantial Stockholders, notwithstanding any such finding.

     D. Notwithstanding anything to the contrary herein, this Article NINTH will expire the day after the annual meeting of stockholders of the Corporation in 1990 or any adjournments thereof, unless, prior thereto, this Section D shall have been deleted from this Article NINTH, or amended for the sole purpose of delaying such expiration, by the affirmative vote of a majority of the voting power of all the then outstanding shares of Voting Stock (after giving effect to the provisions of Section A of this Article NINTH), voting as a single class.
TENTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Section A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
B. (1) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (2) of this Section B with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section B shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section B or otherwise.
     (2) If a claim under paragraph (1) of this Section B is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
     (3) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section B shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.
     (4) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.
     (5) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Section B with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
ELEVENTH: In addition to any other considerations which the Board of Directors may lawfully take into account, in determining whether to take or to refrain from taking corporate action on any matter, including proposing any matter to the stockholders of the Corporation, the Board of Directors may take into account the interests of creditors, customers, employees and other constituencies of the Corporation and its subsidiaries and the effect upon communities in which the Corporation and its subsidiaries do business.
TWELFTH: In furtherance and not in limitation of the powers conferred by law or in this Certificate of Incorporation, the Board of Directors (and any committee of the Board of Directors) is expressly authorized, to the extent permitted by law, to take such action or actions as the Board or such committee may determine to be reasonably necessary or desirable to (A) encourage any person (as defined in Article EIGHTH of this Certificate of Incorporation) to enter into negotiations with the Board of Directors and management of the Corporation with respect to any transaction which may result in a change of control of the Corporation which is proposed or initiated by such person or (B) contest or oppose any such transaction which the Board of Directors or such committee determines to be unfair, abusive or otherwise undesirable with respect to the Corporation and its business, assets or properties or the stockholders of the Corporation, including, without limitation, the adoption of such plans or the issuance of such rights, options, capital stock, notes, debentures or other evidences of indebtedness or other securities of the Corporation, which rights, options, capital stock, notes, evidences of indebtedness and other securities (i) may be exchangeable for or convertible into cash or other securities on such terms and conditions as may be determined by the Board or such committee and (ii) may provide for the treatment of any holder or class of holders thereof designated by the Board of Directors or any such committee in respect of the terms, conditions, provisions and rights of such securities which is different from, and unequal to, the terms, conditions, provisions and rights applicable to all other holders thereof.
THIRTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter provided herein or by statute, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as amended are granted subject to the rights reserved in this Article.

     IN WITNESS WHEREOF, the Restated Certificated of Incorporation, having been recommended and approved by the Board of Directors and adopted by the sole stockholder of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law, has been executed on this 19th day of December, 1986.

ALLEGHANY FINANCIAL CORPORATION
By:	/s/ David B. Cuming
David B. Cuming
President

Attest:

/s/ Jared C. Horton
Jared C. Horton
Secretary
This Restated Certificate of Incorporation was accepted and received for filing by the Secretary of State of Delaware on December 22, 1986.

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